Exhibit 10.23

LOAN PURCHASE AGREEMENT

THIS LOAN PURCHASE AGREEMENT (this “Agreement”) is entered into this 23rd day of June, 2009 (the “Closing Date”) by WACHOVIA BANK, NATIONAL ASSOCIATION and WACHOVIA CAPITAL FINANCE CORPORATION (CANADA) (collectively, the “Seller”) and API CRYPTEK INC. or one of its designees (the “Purchaser”).

RECITALS

Subject to the terms and conditions set forth herein, Purchaser has agreed to buy and the Seller has agreed to sell, all of the Seller’s right, title and interest in and to the loans (the “Loans”) and the documents described on Exhibit A attached hereto (the “Financing Documents”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

1. Sale of Financing Documents. In consideration of the payment by Purchaser to Seller on the Closing Date in immediately available funds the sum of Five Million Dollars ($5,000,000) (together with any per diem interest, the “Purchase Price”), the Seller shall sell, assign and transfer to Purchaser, without recourse, representation or warranty, expressed or implied, except as otherwise set forth in Section 2 hereof, all of the Seller’s right, title and interest in and to the Loans and the Financing Documents. The closing of this sale shall occur at the offices of Troutman Sanders at 1660 International Drive, Suite 600, McLean, Virginia 22102, or at such other place as Seller and Purchaser shall determine. In the event the Purchase Price is not received by Seller before 3:00 p.m. on the Closing Date, Purchaser shall increase the Purchase Price by an amount equal to the per diem interest charge for each day or portion thereof after the Closing Date. Payment shall be made by wire transfer to the Seller as follows:

To:	Wachovia Bank, National Association
ABA # 053000219
Beneficiary Account # 1459160800611
Attn: Specialized Loans VA7629
Commercial Support Services
Reference – Cryptek Payoff

In the event the Purchase Price is not received by the Seller by 5:00 p.m. on June 24, 2009, the Seller may by written notice to the Purchaser immediately terminate this Agreement and Purchaser shall promptly return to Seller any and all Loan Documents or other items furnished by Seller to Purchaser in connection with this Agreement.

2. Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

a.	Seller is duly authorized and empowered to enter into this Agreement and to sell to Purchaser the Loans and the Financing Documents.

b.	As of the Closing Date, the cumulative amount of advanced and unpaid principal owing on the Loans is Seven Million Ninety Seven Thousand Eight Hundred Twenty Four and 12/100 Dollars ($7,097,824.12) consisting of $5,098,000.00 owed by Cryptek Technologies, Inc. f/k/a Cryptek Holdco, Inc., successor to Cryptek, Inc. (“Cryptek”) to Wachovia Bank, National Association (the “US Principal Amount”) and $1,999,824.12 owed by Emcon Emanation Control Ltd. to Wachovia Capital Finance Corporation (Canada) (the “Canadian Principal Amount”).

d.	As of the Closing Date, (i) the cumulative amount of accrued and unpaid interest on the US Principal Amount is One Hundred Seventy Nine Thousand Forty Three and 57/100 Dollars ($179,043.57) and interest continues to accrue on the US Principal Amount Dollars at the rate of Six Hundred Eighty Two and 12/100 ($682.12) per day and (ii) the cumulative amount of accrued and unpaid interest on the Canadian Principal Amount is Three Thousand Five Hundred Ninety Sixty and 71/100 Dollars ($3,596.71) and interest continues to accrue on the Canadian Principal Amount at the rate of One Hundred Fifty Six and 65/100 Dollars ($156.65) per day.

e.	Seller has not transferred, assigned, or hypothecated and there is no presently effective agreement by Seller to transfer, assign or hypothecate, all or any part of Seller’s interest in the Loans or the Financing Documents.

g.	Seller has not released the lien of the Financing Documents. Seller has amended its lien in connection with the bankruptcy sale of Cryptek, Inc. Seller has provided Purchaser with copies of all filings made in connection therewith and Purchaser has reviewed the applicable bankruptcy filings. Seller has no oral or written agreements with an Obligor to amend or release the Collateral.

h.	Seller has provided to Purchaser true and accurate copies of all material Financing Documents including all material written amendments or modifications thereof.

i.	Exhibit C hereto sets forth a complete and accurate list of all of the deposit and securities accounts of each Obligor maintained with Seller and its affiliates as of the Closing Date (collectively, the “Wachovia Accounts”).

j.	Seller has no obligation to make any further advances under any of the Financing Documents.

3. Basis of Sale. The Loans are being sold in an “AS IS” condition and “WITH ALL FAULTS” as of the date of this Agreement. Except as set forth in Section 2 of this Agreement, Seller makes no warranties or representations of any type, kind, character or nature, whether expressed or implied, statutory or otherwise (the warranties provided for in Section 3-417 of the Uniform Commercial Code of the Commonwealth of Virginia being specifically negated), in fact or in law, or any warranties of merchantability or fitness for a particular purpose with respect to any term or condition of any of the Financing Documents, or with respect to any of the property which is collateral for the Loans. Without in any way limiting the generality of the foregoing, Seller makes no representation or warranty, whether expressed or implied, and assumes no responsibility with respect to (i) the collectibility or value of the Financing Documents, (ii) the creditworthiness or financial condition of any person or the ability of any person to perform its obligations under the Financing Documents, (iii) the due execution, validity, sufficiency, or the perfection or priority of any liens or security interests securing or appearing to secure or relating to the other Financing Documents or with respect to any property or collateral covered by such liens or security interests, (iv) the condition of the Loans or the value or income potential of the Loans or any collateral included in the Financing Documents, (v) rights of offset, deductions, negotiability, or holder in due course status, the accuracy or completeness of the matters disclosed, represented or warranted by any person, or (vi) the existence or nonexistence of any default or event of default under any of the Financing Documents. After the date hereof, the Purchaser shall have no recourse against Seller arising out of this Agreement, the Loans, the Financing Documents or the transactions contemplated hereby or thereby other than for a breach by Seller of its representations or warranties as set forth in Section 2 hereof, or for the failure by Seller to perform its obligations under this Agreement. Seller shall not under any circumstances have any duty to repurchase the Loans or any of the Financing Documents.

4. Purchaser’s Representations and Warranties. On the Closing Date, Purchaser represents and warrants to Seller that Purchaser is acquiring the Loans and the Financing Documents for its own account for investment purposes only, and not with a view to any public distribution thereof that would violate any applicable securities laws. Purchaser further represents and warrants to Seller that the Purchaser initiated all discussions with the Seller with respect to the purchase and sale of the Loans.

5. Execution of Documents of Transfer.

(a) On the Closing Date, upon receipt of the Purchase Price in immediately available funds, Seller shall deliver the original of each Note and endorse each Note as follows:

“Pay to the order of API CRYPTEK INC., without recourse or warranty of any kind or nature.”

WACHOVIA BANK, NATIONAL ASSOCIATION or
WACHOVIA CAPITAL FINANCE CORPORATION (CANADA) (as applicable)

BY:

(b) Seller hereby authorizes Purchaser to file assignments of any UCC Financing Statements. Purchaser shall bear full responsibility for and shall pay all costs associated with the recording of any and all assignments. Seller will at Purchaser’s expense also cooperate in the preparation, execution and delivery of any other filings, agreements or other documents which are necessary or advisable by Purchaser in its reasonable discretion to evidence or consummate the transactions contemplated by this Agreement. Purchaser shall bear full responsibility for and shall pay all costs associated with the preparation and recording of any and all such assignments, filings, agreements or other documents.

(c) On the Closing Date, upon receipt of the Purchase Price in immediately available funds, Seller shall deliver to Purchaser the original stock certificates listed on Exhibit B.

(d) Pursuant to Section 6.14 of that certain Blocked Accounts Agreement, dated as of March 23, 2009, by and among Wachovia Capital Finance Corporation (Canada), Royal Bank of Canada and Emcon Emanation Control Ltd., Seller will cause Wachovia Capital Finance Corporation (Canada) request from Royal Bank of Canada a consent to the assignment of such agreement by Seller to Purchaser in a form requested by Purchaser.

(e) To the extent Seller receives any payments on account of the Loans after the Closing Date, Seller shall hold such payments in trust for Purchaser and shall upon request of Purchaser promptly transfer such payments to Purchaser as Purchaser so directs at the Purchaser’s expense.

6. Servicing and Indemnification.

(a) Purchaser shall assume all responsibilities for servicing the Loans, including without limitation the payment of any and all taxes or premiums and such other amounts as may be required under the Financing Documents. Purchaser hereby indemnifies and agrees to defend and hold harmless Seller, and its affiliates, employees, officers, directors, attorneys, or agents (each, an “Indemnified Person”) from (i) any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, made, sustained, suffered or incurred against or by an Indemnified Person attributable to or arising out of the this Agreement, including, without limitation, the breach of any of the Purchaser’s representations or warranties under this Agreement or the duties, responsibilities and obligations of the Purchaser under the Financing Documents arising on or after the date hereof, and (ii) any claim, lawsuit or other action, brought or threatened against any Indemnified Person by Cryptek, Emcon Emanation Control Ltd. (“Emcon”), Emcon2007 Holdco Inc. (“Holdco”), Cryptek Holdco, UK Limited (“UK Holdco”) and Secure Systems & Technologies Ltd (“SST”, and together with Cryptek

Technologies, Emcon, Holdco and UK Holdco, collectively, the “Obligors” and each, an “Obligor”), any creditor of the Obligors, any equity holder in the Obligors, or any other person (as well as from attorneys’ reasonable fees and expenses in connection therewith) on account of, relating to, or arising from actions or omissions of the Purchaser from and after the Closing Date, including, without limitation, such claims, lawsuits or other actions brought or threatened which arise under the Financing Documents except, with respect to each of clauses (i) and (ii), to the extent that any such loss, injury, damage, claim, lien, cost, expense, lawsuit or other action arises out of any gross negligence, or willful misconduct of Seller. Purchaser’s obligations under this Section shall survive the closing of this transaction and/or any termination of this Agreement.

(b) Seller hereby indemnifies and agrees to defend and hold harmless Purchaser and its affiliates, employees, officers, directors, attorneys, or agents (each, a “Purchaser Indemnified Person”) from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, made, sustained, suffered or incurred against or by a Purchaser Indemnified Person arising out of any material misrepresentation of Seller or the material breach of any of the Seller’s obligations under this Agreement.

7. Risk. Purchaser assumes the risk that adverse matters may not have been revealed by Seller or by Purchaser’s inspections and investigations. Purchaser is relying solely on Purchaser’s own investigation and upon Borrowers’ representations and warranties and not on any information of any kind provided by Seller or any officer, agent or representative of Seller, except as expressly set forth in this Agreement. Purchaser has reviewed all of the financial or other information that Purchaser believes to be necessary to enable Purchaser to make an independent, informed judgment with respect to the creditworthiness of the Borrower, the value and extent of the collateral for the Loans and the desirability of purchasing the Loans and the Financing Documents. Seller has no responsibility or liability for the authenticity, validity, accuracy or completeness of any financial or other information received by Purchaser concerning the Borrower of the collateral for the Loans.

8. Laws. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. Final Agreement. This Agreement contains the final and entire agreement and understanding of the parties, and any terms and conditions not set forth in this Agreement are not a part of this Agreement, and the understanding of the parties hereto may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. No variation, modification or change hereof shall be binding on either party hereto unless set forth in a document executed by both parties.

10. Rule of Construction The parties acknowledge that each party and its counsel have reviewed this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11. Notices. All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a business day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the business day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Purchaser:	API Cryptek Inc.
2200 Smithtown Ave.
Ronkonkoma, NY 11779
	Attention:	Steve Pudles

with a copy to	API Cryptek Inc.
2300 Yonge Street
Suite 1710
Toronto, Ontario M4P 1E4 Canada.
	Attention:	Phil Dezwirek

with a copy to:	Barnes & Thornburg LLP
One North Wacker Drive, Suite 4400
Chicago, Illinois 60606
	Attention:	J. Eric Guth, Esquire

Seller:	Wachovia Bank, National Association
1753 Pinnacle Drive, Third Floor
Mail Stop VA1936
McLean, Virginia 22102
	Attention:	J. Kent Thompson, Senior Vice President

with a copy to:	Troutman Sanders LLP
1660 International Drive, Suite 600
McLean, Virginia 22102
	Attention:	Richard M. Pollak, Esquire

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any business day.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been executed under seal and shall be deemed to be effective as of the date first written above.

Seller:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ J. Kent Thompson
Name:	J. Kent Thompson
Title:	Senior Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA)

By:	/s/ Carmela Massari
Name:	Carmela Massari
Title:	First Vice President

Purchaser:

API CRYPTEK INC.

By:	/s/ Stephen Pudles
Name:	Stephen Pudles
Title:	CEO

[Signature Page to Loan Purchase Agreement]